Blackwater Midstream Corp. Announces Agreement
to be Acquired by an Affiliate of ArcLight Capital Partners, LLC

Stockholders to Receive $0.64 per Share in Cash

NEW ORLEANS, La., June 29, 2012 -- Blackwater Midstream Corp. (OTCBB:BWMS) (“Blackwater” or the “Company”), a company that specializes in the development and management of third party petroleum, chemical and agricultural bulk liquid storage terminals, with operations in Louisiana, Maryland and Georgia, announced today that it has entered into a definitive agreement to be acquired by an affiliate of ArcLight Capital Partners, LLC (“ArcLight”), an energy-focused private equity investment firm, for approximately $44.1 million.  Under the terms of the agreement, holders of Blackwater’s common stock will receive $0.64 per share in cash for each outstanding share of common stock they own.  The holders of convertible notes will also be entitled to receive cash consideration based on the number of shares of common stock into which the notes are convertible.  Taking into account the Company’s indebtedness, the implied transaction value is approximately $48.7 million.  Upon consummation of the merger, Blackwater’s common stock will no longer be publicly owned or publicly traded.

Under the terms of the agreement, upon consummation of the transaction, Blackwater’s stockholders will receive $0.64 per share, a premium of 29.4% over the average closing share price of $0.49 during the last 30-days ending June 28, 2012 and a premium of 32.1% over the average closing share price of $0.48 over the three-month period ending June 28, 2012.

Blackwater’s board of directors unanimously approved the transaction and recommends that Blackwater’s stockholders adopt the agreement.  Blackwater expects to hold a special meeting of its stockholders to consider and vote on the proposed merger and merger agreement as soon as practicable after the mailing of the proxy statement to its stockholders.

Michael Suder, Blackwater’s Chief Executive Officer, said, “We are excited to have reached this agreement which provides excellent value to our stockholders and positions Blackwater for long term success.  I am pleased with the accomplishments of our employees and leadership over the past four years.  Our full management team is committed to remaining with the company, which will allow us to continue serving our customers without interruption as we transition through this change of ownership.”

The transaction is expected to close in the fourth quarter of 2012, subject to the satisfaction of customary closing conditions, including the approval of Blackwater’s stockholders.

SunTrust Robinson Humphrey, Inc. is acting as exclusive financial advisor to the Blackwater board of directors in connection with the proposed merger.  Milling Benson Woodward L.L.P. is serving as Blackwater’s legal advisor in connection with this transaction.  Baker Botts L.L.P is serving as ArcLight’s legal advisor in connection with this transaction.

About Blackwater

Blackwater Midstream Corp. is an independent developer and operator of petroleum, chemical and agricultural bulk liquid terminal storage facilities. The Company has three terminal sites located in Westwego, Louisiana; Brunswick, Georgia; and Salisbury, Maryland. The Westwego facility consists of 857,000 barrels of storage capacity, the Brunswick facility has 161,000 barrels of capacity, and the Salisbury facility has 172,000 barrels of capacity.  The Blackwater facilities are equipped to store a wide range of petroleum, chemical and agricultural products. For further information on Blackwater or its services, visit its website at www.blackwatermidstream.com.

Forward Looking Statements

This press release contains forward-looking statements containing words such as “may,” “could,” “should,” “would,” “estimate,” or similar expressions.  These are “forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including but not limited to, statements regarding the expected benefits and costs of the transaction, the plans, strategies and objectives of management for future operations, and the expected closing of the proposed merger.  These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated, such as the risk of satisfying conditions precedent to the consummation of this proposed merger, the transaction may involve unexpected costs, liabilities or delays, Blackwater may be adversely affected by other economic, business, legislative, or competitive factors, Blackwater’s shareholders may not approve the proposed merger, and other risks.  The Company assumes no obligation to update any forward looking statements contained in this document.

Participation in Solicitation and Additional Information

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders of the Company in connection with the proposed merger.  Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above.  Additional information regarding these directors and executive officers is also included in the Company’s Annual Report on Form 10-K, dated March 31, 2012 and Quarterly Report on From 10-Q, dated December 31, 2011, which are filed with the SEC.  Additional information regarding the interests of such participants will be included in the proxy statement to be filed with the SEC in connection to the proposed merger when it becomes available.   INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Blackwater at http://www.blackwatermidstream.com or by contacting the Company by mail at 660 LaBauve Drive Westwego, LA 70094, or by telephone at (504) 340-3000. The proxy statement and other materials (when available) may also be found at the Security and Exchange Commission’s website, www.sec.gov.

Contact

Blackwater Midstream Corp.
Michael Suder, CEO
504-340-3000 or 201-290-8369